UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GYRODYNE COMPANY OF AMERICA, INC.
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(Name of Registrant as Specified In Its Charter)

FULL VALUE PARTNERS L.P.
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Full Value Partners L.P., Park 80 West - Plaza Two, Suite 750,
Saddle Brook, NJ 07663
Phone: 201-556-0092 /  Fax: 201-556-0097 / info@bulldoginvestors.com

			November 16, 2007

Dear Fellow Gyrodyne Shareholder:

WHY DOES GYRODYNE TRADE FOR 25% OF ITS INTRINSIC VALUE?

We represent a group that is Gyrodyne's largest shareholder. By now, it should be apparent to all shareholders that managementhas failed to meet its stated goal of maximizing shareholder value and that the board of directors is in dire need of new blood.That is why we are seeking to elect three directors that are truly committed to realizing Gyrodyne's intrinsic value - not just talking about it.

Please review management's own promises and decide for yourself whether they have been fulfilled.
At the 2005 annual meeting held on December 9, 2005, CEO Stephen Maroney said this:

Simply put, our corporate objective is to position
the Company so that it is best able to achieve what
Wall Street calls one or more shareholder liquidity
events in a reasonable period of time that allows
shareholders to realize maximum value for their investment
in the Company.
A liquidity event may be defined as a sale of the Company,
a merger or other business combination, sale of assets
followed by a distribution of proceeds or other value-
realizing transaction. Our objective is to put the
maximum amount of cash or marketable securities in the
hands of our shareholders. . . .

Given the mix of Gyrodyne's assets, the Company plans to move forward with its efforts to unlock the value of its real estate assets in a way that is consistent with our corporate objective of positioning the Company to best achieve a shareholder liquidity event in a reasonable time frame.

One year later, at the 2006 annual meeting held on December 7, 2006, shareholders were elated when they were breathlessly told that Gyrodyne's value was in the neighborhood of $200 per share and that management was working tirelessly to realize that value.
Here are some excerpts from management's presentation:

Our focus is to unlock and realize the value of all of our assets [and] we will continue to work towards liquidity events

We will also . . . do everything we can to insure that all shareholders receive the benefits of our plan to unlock the full value of [Gyrodyne's] assets in a tax efficient manner over a reasonable amount of time.

Our challenge is to . . . remove much of the uncertainty that presently exists for our assets which we believe will pave the way for shareholders to participate in significantly enhanced values.

After that upbeat report, Gyrodyne's stock price rose sharply from around $51 to a peak of $73.59 on February 28, 2007.When reality set in and investors began to realize that management's promises were empty, the stock came back to earth. Currently,Gyrodyne's shares are changing hands at about $45 per share -- less than the price prior to the 2006 annual meeting.

Another annual meeting is now approaching and you might ask why a company worth $200 per share trades for only $45? The answer is that management is not credible.

As you may have noticed, management is spending hundreds of thousands of dollars of Gyrodyne's funds in a desperate attempt to discredit us. Rather than provide a point-by point rebuttal to their venomous lies and half-truths we will quickly dispel their two most inflammatory charges. First, the suggestion that the SEC has ever taken any action against us for violating securities laws is categorically untrue. Secondly, even after we told management we would refuse to sell our shares back to the company for any price it had the nerve to suggest to shareholders that we are looking for greenmail. To erase any doubt about our intent, we hereby pledge that we will never sell our shares to the company for one cent more than any other shareholder could obtain.

In fact, it is management itself that has a shady history of paying greenmail. In the spring of 2002, a dissident shareholder, K Capital sold a portion of its shares to Gyrodyne at a big premium and the balance to Gerard Scollan, a private investor also at a premium. A few months later, in what appears to be an improper quid pro quo, Gyrodyne sold Mr.
Scollan a valuable parcel of property for a lowball price of $5.4 million.

Why has management attacked us so fiercely? With its long and indefensible record of failures and shady
Dealings, its only recourse is to "shoot the messenger" in a pathetic attempt to distract shareholders from the truth.
The real issues in this election are mismanagement and the changes needed to unlock Gyrodyne's intrinsic value.
As Ronald Reagan used to say, "Facts are stubborn things."

FACT - Management has made no progress on the eminent domain claim.

It has been more than two years since a 245-acre parcel of Gyrodyne's property was taken by SUNY for a mere $26.3 million. At the December 2005 shareholder meeting, Mr. Maroney assured us that Gyrodyne would "vigorously pursue all available avenues to ensure that the University pays fair market value for the Property and will commence litigation in the New York State Court of Claims against the State of New York."

One year later, at the December 2006 meeting,
 management vowed to "diligently process our claim for $158 million in additional compensation from the State of New York." The lack of progress in the past year was explained by saying, "We were prepared to go to trial in November but the State of New York asked for a six month extension which unfortunately, the Court granted. Now we expect that the matter will be heard in the Court of Claims of the State of New York as early as the spring of 2007." According to our calendar the spring of 2007 ended six months ago and we are no closer to realizing the value of Gyrodyne's biggest asset!

FACT - Millions of dollars have been squandered due to mismanagement.

In 2002, Gyrodyne signed a contract with Landmark National to develop and operate a golf course community on Gyrodyne's 314-acre Flowerfield property even though there was almost no chance of the project being completed due to an expected eminent domain taking. After the taking occurred in late 2005 Landmark claimed it was entitled to 10% of condemnation proceeds. At last year's annual meeting,management assured shareholders that there was no merit to Landmark's claim but shortly afterward it agreed to pay $3 million to settle it. Management has never explained why it got us into this mess.No competent management team would ever sign a contract that would allow the developer to assert such a claim.

Another instance of mismanagement involves an operator of a child care center that signed a 15-year lease with Gyrodyne commencing in March 2005. Just four months later, the tenant stopped paying rent.Yet management did not even file a notice of default until February 2007! The tenant then turned around and sued Gyrodyne for $7 million for breach of contract, fraudulent inducement and tortuous interference with business, claiming that Gyrodyne's press releases in December 2006 and January 2007 about its submission of an application to rezone its own property caused the tenant to lose clients.If the tenant had been promptly evicted when it failed to pay the rent it would never have been able to file such a frivolous claim - a claim for which we are still paying legal fees to defend. There is absolutely no excuse for procrastinating for two years before taking action when a commercial tenant stops paying the rent.

FACT - Management has no real estate experience.

Would you fly in an airplane if the pilot didn't even have a learner's permit? How about investing in a biotechnology company whose management has no medical expertise?
Why then has the board decided to convert Gyrodyne into a REIT without hiring a CEO with a proven record of success in real estate?

In a November 20th letter to shareholders seeking support in last year's proxy contest, management said: "We believe that our management team is well qualified to manage Gyrodyne as a REIT while we position the company for a shareholder liquidity event that we believe is in the best interest of all of our shareholders." A few months later, the truth emerged albeit buried in a laundry list of "risk factors" in the annual report to shareholders:
"Our management team has never operated a REIT, which may result in additional administrative costs." Ironically, while management has accused us of violating securities laws, these contradictory statements show that management was fibbing when it made the absurd claim that it was "well qualified" to manage a REIT.

FACT - Gyrodyne's expenses are out of control.

For many years, Gyrodyne has not been an operating business.
It is essentially a collection of illiquid assets whose value needs to be realized in an orderly fashion and whose only source of non-interest income is rent. For the nine months ended September 30, 2007, it incurred a pre-tax loss of $734,718 and received rental Income of $1,214,646 while incurring $2,795,175 in expenses.Clearly, Gyrodyne?s general and administrative expenses are out of control.

CEO Steven Maroney alone makes more than $300,000 per year but we have no idea what he does on a day-to-day basis beyond endorsing a few rent checks and reviewing interest statements from the bank. How much time can it take to write "For Deposit Only?"
We suggest you call Mr. Maroney at (631) 584-5400 and ask him what important business is on his agenda today.

The directors should be held accountable for these unconscionable expenses but that won't happen if they are re-elected because they are also on Gyrodyne's gravy train. Clearly, a company with minimal operations does not need eight directors but when we proposed reducing the number of directors to five they refused to consider it. Instead, they are spending some $300,000 to defeat us in this proxy contest. By contrast, we expect to spend about $25,000. The incumbents call that "acting in your best interests."

FACT - Management has failed to capitalize on opportunities to enhance shareholder value and provide liquidity.

As a result of management's lack of real estate expertise, Gyrodyne failed to meet a capital call of approximately $600,000 on its interest in a Florida land partnership, a blunder that cost shareholders nearly $15 million based on a recent appraisal. More significantly, management has failed to pursue opportunities to sell part or all of its Long Island property. A few years ago it let an offer of at least $100 million for the property slip away.And it has failed to actively market for sale even a portion of that property even though such a sale would have put a realistic marker on the condemned portion and thus led to a much quicker resolution of the eminent domain claim.

We believe the reason for management's recalcitrance in pursuing a liquidity event is their intent to retain their lucrative salaries, fees and perks for as long as possible. Are we being too hard on management? We don't think so. While they recently expressed confidence that "through a disciplined and orderly adherence to our strategy we will be able to create additional liquidity opportunities and maximize the value of your investment in Gyrodyne" Mr. Market obviously has no confidence in them. Neither should shareholders. As the old saying goes, "Fool me once, shame on you.
Fool me twice, shame on me."
At the 2007 annual meeting let?s not let them make it three for three.

WHAT WILL WE DO IF WE ARE ELECTED?

We have an investment of $11 million in Gyrodyne but unlike management, we have no interest in feeding at Gyrodyne's trough indefinitely.
We are tired of delays and excuses. Our only goal is the same as yours - to maximize the value of Gyrodyne by realizing the value of its assets in an orderly fashion. To achieve that goal, we intend to pursue the following plan:

Accelerate the pace of the eminent domain claim. - There has been virtually no progress in the two years since the Long Island property was taken by SUNY. Unlike management, we have a history of successfully litigating against the government.
In 2006, we won a landmark case against great odds to invalidate a rule that required hedge fund advisors to register with the SEC.
We know what it takes to beat the government and, unlike the slothful incumbents, we will aggressively pursue the claim against SUNY for $158 million.

Shrink the size of the board of directors from eight directors to five. Gyrodyne's board is bloated and dysfunctional. This is a no brainer.

Bring in new management with proven success in managing a REIT.
- If Mr. Maroney asked you to invest in his new REIT venture, what would you say? "Come back when you have some experience."
We have excellent contacts in the real estate field.In fact, We introduced Winthrop Realty Trust to the board which, after endless delays, eventually came to terms on a plan to co-invest with Winthrop.
We will make it a priority to hire a CEO who knows how to make money in real estate.

Slash unnecessary spending and institute a meaningful pay-for-performance plan. - Gyrodyne's managers have been getting paid for just showing up. That has to stop.

Eliminate the poison pill and change of control provisions and review questionable transactions - A poison pill that allows the board to block even a $150 per share offer needs to go.
Next, according to the board, the change-of-control provision that provides benefits to management and the board was installed "because it encourages management and the Board to remain impartial when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment or board position of an executive or director." Honest managers and directors do not have to be bribed to fulfill their fiduciary duty. Therefore, we advocate eliminating this giveaway. Finally, the foul smelling 2002 deal involving greenmail and an apparent sweetheart land sale to Mr. Scollan needs to be investigated and if it turns out to be as bad as it looks, appropriate action taken to make Gyrodyne whole.

If you share our goal of maximizing shareholder value please vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today so we can get started to do what it takes to achieve a much higher stock price for all shareholders.

Very truly yours,


 Phillip Goldstein
 Managing Member
 Full Value Advisors LLC
 General Partner

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On November 12, 2007, Full Value Partners L.P. entered into an agreement for proxy solicitation services with Mellon
Investor Services. The maximum amount payable under the agreement is $16,000.

Management's expenses related to the solicitation in excess
of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of the Company's regular employees and officers are expected to be approximately $270,000 including an estimated $67,500 plus reasonable out-of-pocket expenses to be paid to MacKenzie Partners, Inc. to assist management in soliciting proxies. 8